Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni, Mattel 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL ANNOUNCES ROBERT A. ECKERT TO RETIRE AS CEO

–– Bryan G. Stockton Named as Successor and Appointed to Board Effective January 1, 2012 ––

EL SEGUNDO, Calif., November 21, 2011 – Mattel, Inc. (NASDAQ: MAT), the world’s largest toy company, today announced that Robert A. Eckert, 57, has informed the Board of Directors of his decision to retire as chief executive officer, after 11 years with the Company, effective December 31, 2011. The Board has named Bryan G. Stockton, 58, who has held the position of chief operating officer for the last year, to succeed Mr. Eckert as CEO, effective January 1, 2012. Mr. Eckert has agreed to continue in his role as Chairman of the Board, and the Board has elected Mr. Stockton as a member of the Board, effective January 1, 2012.

“The Board respects Bob’s decision to step back at this time, and wants to recognize the superb job he’s done the past 11 years in building a high performance culture at Mattel and delivering truly superior shareholder returns. He leaves behind a remarkable legacy of integrity and success,” said Christopher A. Sinclair, independent presiding director for Mattel. “We’re also grateful that Bob has agreed to serve as non-executive Chairman and support Bryan in a seamless transition. Finally, we are delighted to have an experienced and proven leader like Bryan assume the CEO position. He’s been a key architect behind Mattel’s rapid international growth and has also helped to shape many of the Company’s recent growth initiatives. We’re confident that he’ll build on Bob’s record of innovation and success.”

In May 2000, Mr. Eckert joined Mattel as chairman and chief executive officer from Kraft Foods, Inc., the largest U.S.-based packaged food company in the world. Under his leadership of disciplined financial focus, Mattel delivered against its long-term performance targets of delivering growth, building operating margins, and generating and deploying significant cash flow. Through year-end 2010, the company generated $8.2 billion in cash which was used to strengthen the balance sheet and return about $4.6 billion to shareholders in the form of dividends and share repurchases.

“Simply stated, I have loved working at Mattel, and it has been my privilege to work alongside the most talented and dedicated people in the toy business. Our employees have built this company into what it is today. While my decision to retire has not been an easy one, I am confident that we have the momentum in the marketplace and the leadership in place to take the company to the next level,” said Mr. Eckert. “Bryan has a proven track record as not only a great operational leader, but also as a seasoned strategist. Under Bryan’s leadership, I am confident that the company will realize its strategic vision to truly create the future of play.”

“I want to thank the Board and Bob for this incredible opportunity to advance the Mattel legacy. And on behalf of the 30,000 employees of Mattel, I want to thank Bob for his 11 years of leadership marked by financial discipline, global expansion and a commitment to employee development,” said Mr. Stockton. “As we move forward today, we remain focused on four keys to delivering success: developing strategies to grow our business; optimizing our structure to move forward; developing our people; and creating an innovative culture. This is an exciting time to be working at Mattel, as we evolve the company from toy to play; from product management to franchise management, and from worldwide leader to a global leader.”

For the past year, Mr. Stockton has served as chief operating officer with responsibility for the day-to-day operations of the company, including its business units: Mattel Brands, Fisher-Price, American Girl, and the North American and International divisions, as well as responsibility for the Operations and Corporate Responsibility functions. Mr. Stockton joined Mattel in November 2000 as executive vice president of Business Planning and Development, and was responsible for identifying and developing strategic opportunities for the company, as well as managing all merger and acquisition activity. He gained responsibility for International in 2003, where he began driving the record-breaking performance of Mattel’s business outside the U.S., including sales and marketing for Barbie®, Hot Wheels® and Fisher-Price®. He was promoted to president of International in 2007. Under Mr. Stockton’s management, International increased its total contribution to Mattel’s annual sales from 36 percent to current levels of almost 50 percent of the company’s sales.

About Mattel

As the worldwide leader in play, the Mattel family comprises such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, American Girl® and Fisher Price® brands, which includes Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2011, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fourth year in a row, and was also ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 31,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on www.facebook.com/mattel and www.twitter.com/mattel.

###